                                                                    EXHIBIT 99.1

                            N E W S   R E L E A S E
[KING LOGO]
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                          KING PHARMACEUTICALS REPORTS
               FOURTH-QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

          THIRD QUARTER 2004 FINANCIAL RESULTS SCHEDULES ALSO PROVIDED

BRISTOL, TENNESSEE, March 17, 2005 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues decreased 6% to $342.6 million during the fourth quarter ending December 31, 2004, compared to $366.0 million in the fourth quarter of 2003. Including special items, net earnings equaled $14.7 million and diluted earnings per share equaled $0.06 during the fourth quarter of 2004, each decreasing 50% compared to net earnings of $29.3 million and diluted earnings per share of $0.12 in the same period of the prior year. Net earnings, excluding special items, equaled $33.8 million and diluted earnings per share equaled $0.14 during the fourth quarter ending December 31, 2004, each decreasing 50% compared to net earnings of $67.8 million and diluted earnings per share of $0.28 in the fourth quarter of 2003.

For the year ending December 31, 2004, total revenues decreased 13% to $1.30 billion compared to $1.49 billion for 2003. Net loss, including special items, equaled $160.3 million, a diluted loss per share of $0.66, compared to net earnings of $91.9 million and diluted earnings per share of $0.38 during the prior year. Excluding special items, net earnings equaled $157.6 million and diluted earnings per share equaled $0.65 for the twelve months ending December 31, 2004, each decreasing 53% compared to net earnings of $333.1 million and diluted earnings per share of $1.38 in 2003.

Brian A. Markison, President and Chief Executive Officer of King, stated, "Our Company was required to address two major challenges during 2004. First, we needed to aggressively reduce wholesale inventory levels of our products to appropriate levels. The decrease in our net sales during 2004 compared to prior year is evidence of our success in this regard. More importantly, we believe that wholesale inventory reductions of our products should be substantially complete by the end of the first quarter of 2005."

King's estimate of the effect of wholesale inventory reductions on its nets sales for three of its key products is portrayed in the table below (U.S. Dollars in Millions):

                                                                                           ESTIMATED APPROXIMATE NET
                                                                                              SALES VALUE OF 2004
                                                                                              WHOLESALE INVENTORY
             PRODUCT                     2003 NET SALES             2004 NET SALES                REDUCTIONS
             -------                     --------------             --------------                ----------
Altace(R) (ramipril)                        $536.9                     $347.3                     $180.0
Skelaxin(R) (metaxalone)(1)                 $175.2                     $238.6                      $40.0
Sonata(R) (zaleplon)(1)                      $71.6                      $60.4                      $30.0

                                   (1) Skelaxin and Sonata acquired in June 2003

Mr. Markison continued, "Second, we needed to rebase our operations, which included a review of our intangible assets and the disposition of some non-strategic assets, such as our women's healthcare products. As a result of this process, we necessarily incurred significant charges for special items during 2004." Information regarding special items is provided below.

"In addition, we have made other important strides that significantly contribute toward our goal of re-establishing a firm foundation on which to build the Company's future success," added Mr. Markison. "These other significant accomplishments include relocating our commercial operations organization to New Jersey, expanding our business development group, reprioritizing our research and development portfolio, right-sizing our sales force, and implementing new processes and policies to enhance financial controls, institutionalize cost control and improve production planning."

Mr. Markison emphasized, "While taking these actions to financially rebase the Company, it is important to note that we continued to generate strong cash flow. Although King's total revenues decreased 13% in 2004, cash and cash equivalents, not including restricted cash, grew to $342.1 million as of December 31, 2004, an increase of 134% from $146.1 million at the end of 2003."

In conclusion, Mr. Markison said, "With our significantly enhanced commercial operations capability, we plan to maximize the potential of the Company's currently marketed products as a revenue-generating platform to fund product development and business development. By adding strategic assets, developing new partnerships, and divesting underperforming assets, we expect to improve the Company's long-term prospects and build value for our shareholders. With our excellent cash flow, strong balance sheet and enhanced core capabilities, we believe that we have turned the Company in the right direction and are poised for growth in 2005."

The Company intends to host a conference call and webcast on Tuesday, April 12, 2005 to present and discuss the Company's strategic plan for renewed growth and future expectations. Conference call and webcast information will be provided when available via a subsequent press release.

The decreases in King's revenues during the fourth quarter and the twelve months ending December 31, 2004 in comparison to the same periods of the prior year are attributable primarily to aggressive wholesale inventory reductions of the Company's branded pharmaceutical products. These reductions are due to the Company's implementation of wholesale inventory management agreements in early 2004. Based on the Company's belief that these reductions will not be substantially complete until the end of the first quarter of 2005, the Company anticipates that its net sales in the current quarter could be similar to its results in the fourth quarter of 2004.

Net revenue from branded pharmaceuticals, including royalty income, totaled $308.0 million for the fourth quarter of 2004, a 7% decrease from the fourth quarter of 2003, and equaled $1.15 billion for the year ending December 31, 2004, a 14% decrease from the prior year. Meridian, King's wholly-owned subsidiary, contributed $27.2 million to the Company's net revenue in the fourth quarter of 2004 and $123.3 million during the year ending December 31, 2004. During the fourth quarter and year ending December 31, 2004, net revenue from contract manufacturing and other equaled $7.5 million and $26.0 million, respectively.

Altace(R) net sales equaled $91.7 million in the fourth quarter of 2004, compared to $116.4 million during the fourth quarter of 2003. As of year-end 2004, the Company estimates that wholesale inventory levels of Altace(R) equaled approximately 1.7 months of end-user demand. Although the Company anticipates some continued wholesale inventory reductions of Altace(R) during the first quarter of 2005 at a level


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
similar to that observed during the fourth quarter of 2004, it believes that net sales of this product during the following three quarters of 2005 should more closely reflect demand-based sales.

Based on the unique indication, positive clinical data and prescription trends for Altace(R), King anticipates continued prescription growth for this product during 2005. The differentiating indication for Altace(R) is based on evidence from the heart outcome prevention evaluation ("HOPE") clinical trial, which proved that Altace(R) 10mg reduced the risk of cardiovascular events such as heart attack, stroke and cardiovascular death in high risk patients, 55 years of age or older.

Net sales of Skelaxin(R) totaled $81.1 million during the fourth quarter ending December 31, 2004 compared to $55.9 million in the fourth quarter of 2003. As of year-end 2004, the Company estimates that wholesale inventory levels of Skelaxin(R) equaled approximately 1.1 months of end-user demand. The Company believes that net sales of this product during 2005 should more closely reflect demand-based sales.

Net sales of Thrombin-JMI(R) (thrombin, topical, bovine, USP) totaled $50.5 million during the fourth quarter of 2004, compared to $32.8 million during the same period of the prior year. Thrombin-JMI(R) net sales increased 24% to $174.6 million for the twelve months ending December 31, 2004, compared to $140.4 million during 2003. King has filed a Prior Approval Supplemental Application with the U.S. Food and Drug Administration seeking approval for filling, finishing, and testing Thrombin-JMI at its Rochester, Michigan facility. Accordingly, the Company anticipates expanded fill and finish capacity for Thrombin-JMI(R) later this year.

Sonata(R) net sales equaled $11.0 million during the fourth quarter ending December 31, 2004 compared to $35.3 million during the same period of the prior year. As of year-end 2004, the Company estimates that wholesale inventory levels of Sonata(R) equaled approximately 1.7 months of end-user demand. Although the Company anticipates some continued wholesale inventory reductions during the first quarter of 2005, it believes that net sales of the product during the final three quarters of 2005 should more closely reflect demand-based sales.

Levoxyl(R) (levothyroxine sodium tablets, USP) net sales totaled $21.3 million during the fourth quarter of 2004, a 45% decrease from $38.6 million during the fourth quarter of 2003. Net sales of Levoxyl(R) decreased 16% to $104.8 million for the twelve months ending December 31, 2004, compared to $125.1 million for the same period of the prior year. The decrease was primarily due to the entry of multiple generic competitors in June 2004. As of year-end 2004 the Company estimates that wholesale inventory levels of Levoxyl(R) equaled approximately
1.8 months of current end-user demand.

A full seven months after the entry of generic competition, Levoxyl(R) has maintained approximately 65% of its prescription base prior to the onset of generic competition, which is well-ahead of the percentage most branded pharmaceutical products typically retain. The Company believes that this is because Levoxyl(R) is recognized to have a narrow therapeutic index with significant clinical consequences of excessive or inadequate treatment, combined with an aggressive program of discounts and rebates. In a joint statement, The American Thyroid Association, The Endocrine Society, and the American Association of Clinical Endocrinologists raised concerns regarding patients being switched among a number of levothyroxine sodium preparations. Accordingly, these organizations advised physicians caring for patients on levothyroxine sodium therapy to encourage their patients to ask to remain on their current levothyroxine sodium preparation. This joint statement is available at www.endo-society.org.


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
Royalty revenues, derived primarily from Adenoscan(R) (adenosine), totaled $20.3 million during the fourth quarter ending December 31, 2004, compared to $20.5 million during the fourth quarter of 2003. During the twelve months ending December 31, 2004, royalty revenues increased 15% to $78.5 million, compared to $68.4 million during the prior year.

King recently decided to discontinue its program to develop a modified release formulation of Sonata(R) ("Sonata(R) MR"). Pursuant to an agreement between the Company and Elan Corporation, plc, Elan commenced a Phase II clinical trial program for the purpose of developing Sonata(R) MR in March 2004. However, the Phase II clinical trial results showed that the Sonata(R) MR formulations Elan developed did not meet contractually required specifications. After several months of review, the Company concluded that it was not possible for Elan to develop a Sonata(R) MR formulation meeting the contractually required specifications. Accordingly, the Company decided to discontinue the Sonata(R) MR clinical program and intends to terminate the agreement with Elan. Although the Company believes it is entitled to terminate the agreement, it can provide no assurance that it will effectively terminate the agreement and, if it does, under what terms.

Based on the Company's previously announced decision to restate its financial results for 2002, 2003 and the first two quarters of 2004, all amounts referenced herein for 2003 reflect the relevant amounts on a restated basis. Since the Company has not previously provided its final financial results for the third quarter and nine-months ending September 30, 2004, schedules setting for such results are provided below.

As a result of the loss of certain finance personnel, the challenges of hiring new personnel while a merger was pending and the resource requirements to address the restatement of King's financial statements described above, the Company has concluded that as of December 31, 2004, it did not maintain effective controls over the period-end financial reporting process because the Company did not have a sufficient number of finance and accounting resources performing supervisory review and monitoring activities.

Although this deficiency resulted in certain errors during 2004 that were not detected by the period-end monitoring activities, it did not result in any audit adjustments or material misstatements of the Company's financial statements as of year-end. However, the significance of a deficiency in internal control over financial reporting depends on the potential for a misstatement, not on whether a misstatement actually occurred. A material weakness is defined as a significant deficiency or combination of significant deficiencies, that results in "more than a remote likelihood" that a material misstatement of the annual or interim financial statements will not be prevented or detected. Considering the above, management has concluded that as of December 31, 2004 the finance and accounting resource constraints constituted a material weakness in supervisory review and monitoring activities in connection with the period-end financial reporting process. Because of this material weakness, management has concluded that the Company's internal control over financial reporting was not effective as of December 31, 2004.

The Company is in the process of increasing the number of finance and accounting resources performing supervisory review and monitoring activities during the period-end financial reporting process by actively recruiting additional managerial level finance and accounting resources.

ABOUT ALTACE(R)
Prescription Altace(R) is not for everyone. Altace(R) may cause swelling of the mouth, tongue, or throat, which could cause extremely serious risk and requires immediate medical care. There have been rare reports of low blood sugar in patients taking Altace(R) with medicine for diabetes. Please contact your


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
doctor if you have symptoms of low blood sugar such as sweating or shakiness. Common side effects include persistent dry cough, dizziness, and light-headedness due to low blood pressure. DO NOT TAKE ALTACE(R) DURING PREGNANCY, AS DEATH OR INJURY TO YOUR UNBORN CHILD MAY RESULT, or if you've experienced serious side effects related to previous ACE inhibitors.

ABOUT SKELAXIN(R)
Skelaxin(R) is indicated as an adjunct to rest, physical therapy, and other measures for the relief of discomforts associated with acute, painful musculoskeletal conditions. Skelaxin(R) does not directly relax tense skeletal muscles in man. The most frequent reactions to Skelaxin(R) include nausea, vomiting, gastrointestinal upset, drowsiness, dizziness, headache, and nervousness or "irritability".

ABOUT LEVOXYL(R)
Levoxyl(R) is indicated for thyroid hormone replacement or supplemental therapy for hypothyroidism. Levoxyl(R) is contraindicated in patients with untreated thyrotoxicosis, uncorrected adrenal insufficiency, or hypersensitivity to any of its inactive ingredients. Adverse reactions are primarily those of hyperthyroidism due to overdose. Use with caution in patients with cardiovascular disease. THYROID HORMONES, INCLUDING LEVOXYL(R), EITHER ALONE OR TOGETHER WITH OTHER THERAPEUTIC AGENTS, SHOULD NOT BE USED FOR THE TREATMENT OF OBESITY. IN EUTHYROID PATIENTS, DOSES WITHIN THE RANGE OF DAILY HORMONAL REQUIREMENTS ARE INEFFECTIVE FOR WEIGHT REDUCTION. LARGER DOSES MAY PRODUCE SERIOUS OR EVEN LIFE-THREATENING MANIFESTATIONS OF TOXICITY, PARTICULARLY WHEN GIVEN IN ASSOCIATION WITH SYMPATHOMIMETIC AMINES SUCH AS THOSE USED FOR ANORECTIC EFFECTS.

ABOUT SPECIAL ITEMS
Under Generally Accepted Accounting Principles ("GAAP"), "net earnings" and "diluted earnings per share" include special items. In addition to the results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the fourth quarter and twelve months ending December 31, 2004, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company's ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances an analysis of the Company's ongoing, underlying business and an analysis of the Company's financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King's management. A reconciliation of non-GAAP financial measures referenced herein and King's financial results determined in accordance with GAAP is provided below.

ABOUT KING PHARMACEUTICALS
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

ABOUT FORWARD-LOOKING STATEMENTS


                                     (more)

This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the Company's prospects for growth; statements pertaining to re-establishing a foundation for the Company's future success; statements pertaining to the Company's potential development, acquisition, and promotional activities; statements pertaining to the Company's expectations regarding future wholesale inventory levels of its products and reductions in such levels; statements pertaining to future revenues generated by the Company's products; statements pertaining to the Company's intent to better leverage its cash flow, balance sheet, and core capabilities; statements pertaining to the Company's intent to terminate its contract with Elan; statements pertaining to the Company's planned expansion of production capacity for Thrombin-JMI(R); and statements pertaining to the Company's anticipated conference call and webcast to discuss its strategic plan. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on King's and Wyeth Pharmaceuticals' ability to successfully market Altace(R) under the co-promotion agreement between King and Wyeth; dependence on the development and implementation of successful marketing strategies for Altace(R) by King and Wyeth; dependence on the future level of demand for and net sales of King's branded pharmaceutical products, in particular, Altace(R), Thrombin-JMI(R), Sonata(R), Skelaxin(R) and Levoxyl(R); dependence on the successful marketing and sales of King's products, including, but not limited to, Altace(R), Thrombin-JMI(R), Sonata(R), Skelaxin(R) and Levoxyl(R); dependence of the future effect of generic substitution for Levoxyl(R); dependence on royalty revenues from Adenoscan(R); dependence on management of King's growth and integration of its acquisitions; dependence on the extent to which the Office of the Inspector General ("OIG") of the Department of Health and Human Services and other governmental agencies concur with King's best estimate of the extent to which it underpaid amounts due under Medicaid and other governmental pricing programs and King's determination of the reasons for such underpayments; dependence on the actual outcome of the ongoing investigations of the Company by the U.S. Securities and Exchange Commission ("SEC") and OIG; dependence on whether King is able to prevail in pending private plaintiff securities litigation; dependence on the extent to which any governmental sanctions are imposed due to King's underpayment of amounts due under Medicaid and other governmental pricing programs; dependence on King's ability to continue to acquire branded products, including products in development; dependence on the Company's ability to terminate its development contract with Elan and, if so, on what terms; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including, but not limited to, King Pharmaceuticals Research and Development's pre-clinical and clinical pharmaceutical product development projects, including binodenoson; dependence on the successful development and commercial acceptance of PT-141; dependence on King's ability to successfully market PT-141 once approved; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration's ("FDA") review of Investigation New Drug applications ("IND"), New Drug Applications ("NDA"), and Abbreviated New Drug Applications ("ANDA") and/or the review of other regulatory agencies worldwide; dependence on King's ability to maintain effective patent protection for Altace(R) through October 2008, and successfully defend against any attempt to challenge the enforceability of patents relating to the product; dependence on King's ability to successfully defend against any potential attempt to challenge the enforceability of patents related to Skelaxin(R); dependence on whether Skelaxin(R) continues as an exclusive product; dependence on King's ability to successfully defend against any attempt to challenge the enforceability of patents relating to its products; dependence on the ability of the Company's dedicated field sales force representatives to successfully market King's branded pharmaceutical products; dependence on whether King's customers order pharmaceutical products in excess of normal quantities during any quarter which could cause the Company's sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have


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
been; dependence of the accuracy of King's estimate of wholesale inventory levels of its products; dependence on the extent to which Inventory Management Agreements facilitate effective management of wholesale channel inventories of the Company's products and the accuracy of information provided to the Company pursuant to such agreements and by other third parties; dependence on King's ability to continue to successfully execute the Company's proven growth strategies and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King's products; dependence on the potential effect on sales of the Company's existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company's growth strategies on King's financial and other projections; dependence on King's compliance with FDA and other government regulations that relate to the Company's business; dependence on the Company's ability to host its conference call and webcast discussing its strategic plan as currently scheduled; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ending December 31, 2004 which is on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    CONTACTS:

   James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125
      David E. Robinson, Senior Director, Corporate Affairs - 423-989-7045


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
                           KING PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)



                                                                    December 31,   September 30,  December 31,
                                                                        2004           2004          2003*
                                                                    ------------   -------------  ------------
ASSETS
Current assets:
   Cash, cash equivalents and marketable securities                  $  342,086     $  248,151     $  146,053
   Restricted cash                                                       97,730        113,685        133,969
   Marketable Securities                                                 16,498         16,217             --
   Accounts receivable, net                                             180,963        245,982        246,417
   Inventory                                                            274,412        244,371        260,886
   Deferred income taxes                                                153,979        179,911        148,479
   Prepaid expenses and other assets                                     61,395         52,582         30,036
   Assets related to discontinued operations                                 --            717          4,012
                                                                     ----------     ----------     ----------
          Total current assets                                        1,127,063      1,101,616        969,852
                                                                     ----------     ----------     ----------
Property, plant and equipment, net                                      280,731        279,223        257,659
Intangible assets, net                                                1,285,961      1,318,616      1,552,492
Goodwill                                                                121,152        121,355        121,355
Deferred income tax assets                                               92,931         91,116         19,154
Other assets                                                             16,318         13,725         76,517
Assets related to discontinued operations                                    --         25,400        204,501
                                                                     ----------     ----------     ----------
          Total assets                                               $2,924,156     $2,951,051     $3,201,530
                                                                     ==========     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

   Accounts payable                                                  $   92,920     $   58,345     $   81,648
   Accrued expenses                                                     596,010        644,402        566,704
   Income taxes payable                                                      --         20,270         79,641
   Current portion of long term debt                                         --             --             97
                                                                     ----------     ----------     ----------
          Total current liabilities                                     688,930        723,017        728,090
                                                                     ----------     ----------     ----------
Long-term debt:
   Convertible Debentures                                               345,000        345,000        345,000
   Other long-term liabilities                                           41,436         49,602        123,949
                                                                     ----------     ----------     ----------
          Total liabilities                                           1,075,366      1,117,619      1,197,039
                                                                     ----------     ----------     ----------

Shareholders' equity:
      Common shares no par value, 300,000,000 shares authorized,
        241,645,606 and 241,1908,852 shares issued and
        outstanding, respectively                                     1,210,647      1,210,190      1,205,970
      Retained earnings                                                 637,120        622,392        797,408
      Other comprehensive income                                          1,023            850          1,113
                                                                     ----------     ----------     ----------
          Total shareholders' equity                                  1,848,790      1,833,432      2,004,491
                                                                     ----------     ----------     ----------
          Total liabilities and shareholders' equity                 $2,924,156     $2,951,051     $3,201,530
                                                                     ==========     ==========     ==========


* Restated

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)



                                                                     Three Months Ended               Twelve Months Ended
                                                                        December 31,                      December 31,
                                                                    2004            2003*             2004            2003*
                                                                         (Unaudited)                       (Unaudited)
                                                                ----------------------------      ----------------------------
REVENUES:
    Total revenues                                              $   342,619      $   365,985      $ 1,304,364      $ 1,492,789
                                                                -----------      -----------      -----------      -----------
OPERATING COSTS AND EXPENSES:
    Cost of revenues                                                 86,850           90,840          339,450          345,423
    Excess purchase commitment                                           --           33,959            8,902           33,959
    Writeoff of acquisition related inventory
      step-up/recall                                                     --               --            4,586            6,459
                                                                -----------      -----------      -----------      -----------
          Total cost of revenues                                     86,850          124,799          352,938          385,841
                                                                -----------      -----------      -----------      -----------
    Selling, general and administrative                             109,629           81,978          385,002          263,167
    Special legal and professional fees                               5,609            3,778           19,773           25,986
    Legal settlement                                                  5,000            2,931            5,000            2,931
    Transaction costs                                                 3,149               --            9,062               --
    Medicaid related charge                                              --               --           65,000               --
    Co-promotion fees                                                29,357           34,577          111,604          198,498
                                                                -----------      -----------      -----------      -----------
          Total selling, general, and administrative                152,744          123,264          595,441          490,582
                                                                -----------      -----------      -----------      -----------
    Depreciation and amortization                                    45,488           38,544          162,115          113,745
    Research and development                                         18,158           14,591           67,939           44,078
    Research and development - In-process upon
      acquisition                                                      (845)           1,000           16,300          194,000
    Intangible asset impairment                                      17,336           13,646          149,592          124,616
    Restructuring charges                                                --               --           10,827               --
    Special gains on disposition                                         --           (1,713)          (9,524)         (12,025)
                                                                -----------      -----------      -----------      -----------
          Total operating costs and expenses                        319,731          314,131        1,345,628        1,340,837
                                                                -----------      -----------      -----------      -----------

OPERATING INCOME (LOSS)                                              22,888           51,854          (41,264)         151,952
OTHER (EXPENSES) INCOME:
    Interest expense                                                 (3,070)          (3,259)         (12,588)         (13,396)
    Interest income                                                   2,715            1,120            5,974            6,849
    Valuation benefit (charge) - convertible notes
      receivable                                                         --           (6,401)          (2,887)          18,551
    Loss on Novavax investment                                           --               --           (6,520)              --
    Other expenses                                                     (574)            (495)            (749)            (629)
                                                                -----------      -----------      -----------      -----------
          Total other (expenses) income                                (929)          (9,035)         (16,770)          11,375
                                                                -----------      -----------      -----------      -----------
INCOME(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES          21,959           42,819          (58,034)         163,327
       Income tax expense (benefit)                                   6,961           11,999           (7,412)          65,884
                                                                -----------      -----------      -----------      -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                             14,998           30,820          (50,622)          97,443
                                                                -----------      -----------      -----------      -----------
DISCONTINUED OPERATIONS
    Loss from discontinued operations, including
      expected loss on disposal                                        (441)          (2,399)        (172,750)          (8,771)
    Income tax benefit                                                 (170)            (893)         (63,084)          (3,282)
                                                                -----------      -----------      -----------      -----------
          Total loss from discontinued operations                      (271)          (1,506)        (109,666)          (5,489)
                                                                -----------      -----------      -----------      -----------
NET INCOME (LOSS)                                               $    14,727      $    29,314      $  (160,288)     $    91,954
                                                                ===========      ===========      ===========      ===========

Basic income (loss) per common share                            $      0.06      $      0.12      $     (0.66)     $      0.38
                                                                ===========      ===========      ===========      ===========

Diluted income (loss) per common share                          $      0.06      $      0.12      $     (0.66)     $      0.38
                                                                ===========      ===========      ===========      ===========

Shares used in basic net income (loss) per share                    241,666          241,154          241,475          240,989
Shares used in diluted net income (loss) per share                  241,808          241,608          241,475          241,527

* Restated




                                     (more)

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             EXCLUDING SPECIAL ITEMS
                      (in thousands, except per share data)


                                                                 Three Months Ended                Twelve Months Ended
                                                                    December 31,                      December 31,
                                                                2004            2003*             2004            2003*
                                                                     (Unaudited)                       (Unaudited)
                                                            -----------      -----------      -----------      -----------
REVENUES:
    Total revenues                                          $   342,619      $   365,985      $ 1,304,364      $ 1,492,789
                                                            -----------      -----------      -----------      -----------
OPERATING COSTS AND EXPENSES:
    Cost of revenues                                             86,850           90,840          339,450          345,423
                                                            -----------      -----------      -----------      -----------
    Selling, general and administrative                         109,629           81,978          385,002          263,167
    Co-promotion fees                                            29,357           34,577          111,604          198,498
                                                            -----------      -----------      -----------      -----------
             Total selling, general, and administrative         138,986          116,555          496,606          461,665
                                                            -----------      -----------      -----------      -----------
    Depreciation and amortization                                45,488           38,544          162,115          113,745
    Research and development                                     18,158           14,591           67,939           44,078
                                                            -----------      -----------      -----------      -----------
             Total operating costs and expenses                 289,482          260,530        1,066,110          964,911
                                                            -----------      -----------      -----------      -----------

OPERATING INCOME                                                 53,137          105,455          238,254          527,878
OTHER (EXPENSES) INCOME:
    Interest expense                                             (3,070)          (3,259)         (12,588)         (13,396)
    Interest income                                               2,715            1,120            5,974            6,849
    Other expenses                                                 (574)            (495)            (749)            (629)
                                                            -----------      -----------      -----------      -----------
             Total other expenses                                  (929)          (2,634)          (7,363)          (7,176)
                                                            -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                                       52,208          102,821          230,891          520,702
         Income tax expense                                      18,426           35,046           73,323          187,598
                                                            -----------      -----------      -----------      -----------
NET INCOME                                                  $    33,782      $    67,775      $   157,568      $   333,104
                                                            ===========      ===========      ===========      ===========

Basic income per common share                               $      0.14      $      0.28      $      0.65      $      1.38
                                                            ===========      ===========      ===========      ===========

Diluted income per common share                             $      0.14      $      0.28      $      0.65      $      1.38
                                                            ===========      ===========      ===========      ===========

Shares used in basic net income per share                       241,666          241,154          241,475          240,989
Shares used in diluted net income per share                     241,808          241,608          241,475          241,527

* Restated

                                     (more)

                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)


The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

                                                                                     Three Months Ending       Twelve Months Ending
                                                                                      December 31, 2004          December 31, 2004
                                                                                     -------------------       --------------------
                                                                                                   EPS                       EPS
                                                                                                   ---                       ---
Net income, excluding special charges                                              $  33,782                 $ 157,568
Diluted income per common share, excluding special items                                       $      0.14               $     0.65
SPECIAL ITEMS:
    Excess purchase commitment (cost of goods sold)                                       --            --      (8,902)       (0.04)
    Writeoff of acquisition related inventory step-up/recall (cost of goods sold)         --            --      (4,586)       (0.02)
    Special legal and professional fees (selling, general, and administrative)        (5,609)        (0.02)    (19,773)       (0.08)
    Legal Settlement                                                                  (5,000)        (0.02)     (5,000)       (0.02)
    In-process research and development (other operating costs and expenses)             845          0.00     (16,300)       (0.07)
    Medicaid related charge(other operating costs and expenses)                           --            --     (65,000)       (0.27)
    Merger related costs (other operating costs and expenses)                         (3,149)        (0.01)     (9,062)       (0.04)
    Intangible asset impairment (other operating costs and expenses)                 (17,336)        (0.07)   (149,592)       (0.62)
    Restructuring charges (other operating costs and expenses)                            --            --     (10,827)       (0.04)
    Special gains on disposition (other operating costs and expenses)                     --            --       9,524         0.04
    Valuation charge - convertible notes receivable (other expenses)                      --            --      (2,887)       (0.01)
    Loss on Novavax investment                                                            --            --      (6,520)       (0.03)
    Loss from discontinued operations                                                   (441)        (0.00)   (172,750)       (0.72)
Income tax benefit                                                                    11,635          0.04     143,819         0.61
                                                                                   ---------                 ---------
Net income (loss)                                                                  $  14,727                 $(160,288)
                                                                                   =========                 =========
                                                                                               -----------               ----------
Diluted income (loss) per common share, as reported under GAAP                                 $      0.06               $    (0.66)
                                                                                               ===========               ==========


                                                                                   Three Months Ending  Twelve Months Ending
                                                                                    December 31, 2003     December 31, 2003
                                                                                   -------------------  --------------------
                                                                                                 EPS                   EPS
                                                                                                 ---                   ---
Net income, excluding special charges                                              $  67,775             $ 333,104
Diluted income per common share, excluding special items                                        $0.28                 $1.38
SPECIAL ITEMS:
    Excess purchase commitment (cost of goods sold)                                  (33,959)   (0.14)     (33,959)   (0.14)
    Writeoff of acquisition related inventory step-up/recall (cost of goods sold)         --       --       (6,459)   (0.03)
    Special legal and professional fees (selling, general, and administrative)        (3,778)   (0.02)     (25,986)   (0.11)
    Legal Settlement                                                                  (2,931)   (0.01)      (2,931)   (0.01)
    In-process research and development (other operating costs and expenses)          (1,000)   (0.00)    (194,000)   (0.80)
    Intangible asset impairment (other operating costs and expenses)                 (13,646)   (0.06)    (124,616)   (0.52)
    Special gains on disposition (other operating costs and expenses)                  1,713     0.01       12,025     0.05
    Valuation benefit - convertible notes receivable (other income)                   (6,401)   (0.03)      18,551     0.08
    Loss from discontinued operations                                                 (2,399)   (0.01)      (8,771)   (0.04)
Income tax (expense) benefit                                                          23,940     0.10      124,996     0.52
                                                                                   ---------             ---------
Net income                                                                         $  29,314*            $  91,954*
                                                                                   =========    -----    =========    -----
Diluted income per common share, as reported under GAAP                                         $0.12*                $0.38*
                                                                                                =====                 =====



* Restated

                                     (more)

                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                 FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2004
                   AND FOURTH QUARTER ENDED DECEMBER 31, 2003

King recorded special items during the fourth quarter ending December 31, 2004 which resulted in a net charge of $30.6 million, or $19.1 million net of tax. More specifically, special items during the fourth quarter of 2004 include the following:

      -     a $17.3 million charge primarily related to the Company's decision to discontinue the Sonata(R) MR clinical development program;
      -     a $5.6 million charge due to professional fees associated with the previously announced ongoing investigations of the Company by the SEC and OIG;
      - a $5.0 million charge as estimated settlement costs for the Company's plan to terminate the Sonata(R) MR development agreement;
      - a $3.1 million charge for professional fees and expenses associated with the Company's terminated merger agreement with Mylan Laboratories Inc.;
      - a $0.4 million charge reflecting a loss from discontinued operations; and
      - income in the amount of $0.8 million primarily due to miscellaneous in-process research and development credit.

During the quarter ending December 31, 2003, King recorded special items resulting in a net charge of $62.4 million, or $38.5 million net of tax, primarily due to an increase in the accrual for Lorabid(R) (loracarbef) purchase commitments in excess of expected demand, the write-off of certain unutilized intangible assets, and an increase in the valuation allowance for Novavax, Inc. convertible notes which were then held by the Company.

                                     (more)

                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                    FOR TWELVE MONTHS ENDED DECEMBER 31, 2004
                    AND TWELVE MONTHS ENDED DECEMBER 31, 2003

King recorded special items during the twelve months ending December 31, 2004 which resulted in a net charge of $461.8 million, or $317.9 million net of tax. More specifically, special items during 2004 consisted of the following:

      - a $172.8 million charge to reflect the loss from discontinued operations;
      - intangible asset impairment charges totaling $149.6 million primarily related to the Company's decision to discontinue the Sonata(R) MR clinical development program;
      - a $70.0 million charge primarily related to the Company's estimate of the interest, costs, fines, penalties and all other amounts in excess of the $65.4 million King previously accrued for purposes of resolving the ongoing investigations of the Company by the SEC and OIG;
      - a charge of $19.8 million primarily related to professional fees associated with ongoing investigations involving the SEC and OIG;
      - a $16.3 million charge related to in-process research and development associated with King's entry into a strategic alliance with Palatin Technologies, Inc. to jointly develop and commercialize PT-141;
      - a $10.8 million charge primarily due to the relocation of the Company's sales and marketing operations from Bristol, Tennessee to Princeton, New Jersey and separation agreements with several executives;
      - a $9.1 million charge for professional fees and expenses primarily associated with the Company's terminated merger agreement with Mylan;
      - an $8.9 million charge primarily related to excess purchase commitments associated with Lorabid(R);
      - a $6.5 million charge to reflect a decline in the fair value, which is other than temporary, of the Company's equity investment in Novavax;
      - a $4.6 million charge primarily related to the recall of certain lots of Levoxyl(R);
      - a charge of $2.9 million due to an increase in the valuation allowance for Novavax convertible notes previously held by the Company; and
      - income in the amount of $9.5 million due to gains resulting from the sale of all rights to Estrasorb(R) and some of the Company's smaller products.

During the twelve months ending December 31, 2003, King recorded special items resulting in a net charge of $366.1 million, or $241.2 million net of tax, primarily due to charges for acquired in-process research and development associated with King's acquisition of the primary care business in the United States and Puerto Rico of Elan on June 12, 2003 and Meridian on January 8, 2003, and an intangible asset impairment charge for Florinef(R) (fludrocortisone acetate).

                                     (more)

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                                         Three Months Ended                 Nine Months Ended
                                                                            September 30,                      September 30,
                                                                      2004               2003 *          2004             2003 *
                                                                      ----               ------          ----             ------
                                                                             (Unaudited)                        (Unaudited)
REVENUES:
     Total revenues                                                 $   394,684       $   424,813    $   961,745       $ 1,126,804
                                                                    -----------       -----------    -----------       -----------
OPERATING COSTS AND EXPENSES:
     Cost of revenues                                                    88,696            89,327        252,599           254,583
     Excess purchase commitment                                           8,726                --          8,902                --
     Writeoff of acquisition related inventory step-up/recall                --               663          4,586             6,460
                                                                    -----------       -----------    -----------       -----------
                 Total cost of revenues                                  97,422            89,990        266,087           261,043
                                                                    -----------       -----------    -----------       -----------
     Selling, general and administrative                                 94,331            78,920        275,372           181,188
     Special legal and professional fees                                  3,479             7,912         14,165            22,208
     Medicaid related charge                                                 --                --         65,000                --
     Transaction costs                                                    2,787                --          5,913                --
     Co-promotion fees                                                   39,301            46,741         82,247           163,922
                                                                    -----------       -----------    -----------       -----------
                 Total selling, general, and administrative             139,898           133,573        442,697           367,318
                                                                    -----------       -----------    -----------       -----------
     Depreciation and amortization                                       38,843            36,926        116,627            75,200
     Research and development                                            16,280             8,758         49,780            29,487
     Research and development - In-process upon acquisition              17,145                --         17,145           193,000
     Intangible asset impairment                                         97,320                --        132,257           110,970
     Restructuring charges                                                4,674                --         10,828                --
     Special gains on disposition                                        (5,245)          (10,312)        (9,524)          (10,312)
                                                                    -----------       -----------    -----------       -----------
                 Total operating costs and expenses                     406,337           258,935      1,025,897         1,026,706
                                                                    -----------       -----------    -----------       -----------

OPERATING INCOME (LOSS)                                                 (11,653)          165,878        (64,152)          100,098
OTHER (EXPENSES) INCOME:
     Interest expense                                                    (3,147)           (3,669)        (9,518)          (10,138)
     Interest income                                                      1,124             1,037          3,259             5,730
     Valuation (charge) benefit - convertible notes receivable               --             9,338         (2,887)           24,952
     Write down of investment                                            (6,520)               --         (6,520)               --
     Other expenses                                                        (640)              (36)          (175)             (134)
                                                                    -----------       -----------    -----------       -----------
                 Total other (expenses) income                           (9,183)            6,670        (15,841)           20,410
                                                                    -----------       -----------    -----------       -----------
INCOME(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES             (20,836)          172,548        (79,993)          120,508
         Income tax expense                                             (17,197)           63,070        (14,372)           53,884
                                                                    -----------       -----------    -----------       -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                 (3,639)          109,478        (65,621)           66,624
                                                                    -----------       -----------    -----------       -----------
DISCONTINUED OPERATIONS
     Loss from discontinued operations, including
        expected loss on disposal                                        (6,996)           (5,021)      (172,310)           (6,373)
     Income tax benefit                                                  (2,621)           (1,908)       (62,915)           (2,389)
                                                                    -----------       -----------    -----------       -----------
                 Total loss from discontinued operations                 (4,375)           (3,113)      (109,395)           (3,984)
                                                                    -----------       -----------    -----------       -----------
NET INCOME (LOSS)                                                   $    (8,014)      $   106,365    $  (175,016)      $    62,640
                                                                    ===========       ===========    ===========       ===========

Basic income (loss) per common share                                $     (0.03)      $      0.44    $     (0.72)      $      0.26
                                                                    ===========       ===========    ===========       ===========

Diluted income (loss) per common share                              $     (0.03)      $      0.44    $     (0.72)      $      0.26
                                                                    ===========       ===========    ===========       ===========

Shares used in basic net income (loss) per share                        241,551           241,066        241,411           240,932
Shares used in diluted net income (loss) per share                      241,551           241,583        241,411           241,499

* Restated

                                     (more)

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             EXCLUDING SPECIAL ITEMS
                      (in thousands, except per share data)

                                                                     Three Months Ended                     Nine Months Ended
                                                                        September 30,                          September 30,
                                                                    2004              2003 *            2004               2003 *
                                                                    ----              ------            ----               ------
                                                                          (Unaudited)                          (Unaudited)
REVENUES:
     Total revenues                                              $   394,684       $   424,813       $   961,745       $ 1,126,804
                                                                 -----------       -----------       -----------       -----------
OPERATING COSTS AND EXPENSES:
     Cost of revenues                                                 88,696            89,327           252,599           254,583
                                                                 -----------       -----------       -----------       -----------
     Selling, general and administrative                              94,331            78,920           275,372           181,188
     Co-promotion fees                                                39,301            46,741            82,247           163,922
                                                                 -----------       -----------       -----------       -----------
                 Total selling, general, and administrative          133,632           125,661           357,619           345,110
                                                                 -----------       -----------       -----------       -----------
     Depreciation and amortization                                    38,843            36,926           116,627            75,200
     Research and development                                         16,280             8,758            49,780            29,487
                                                                 -----------       -----------       -----------       -----------
                 Total operating costs and expenses                  277,451           260,672           776,625           704,380
                                                                 -----------       -----------       -----------       -----------

OPERATING INCOME                                                     117,233           164,141           185,120           422,424
OTHER (EXPENSES) INCOME:
     Interest expense                                                 (3,147)           (3,669)           (9,518)          (10,138)
     Interest income                                                   1,124             1,037             3,259             5,730
     Other expenses                                                     (640)              (36)             (175)             (134)
                                                                 -----------       -----------       -----------       -----------
                 Total other expenses                                 (2,663)           (2,668)           (6,434)           (4,542)
                                                                 -----------       -----------       -----------       -----------
INCOME BEFORE INCOME TAXES                                           114,570           161,473           178,686           417,882
         Income tax expense                                           31,966            59,021            54,897           152,552
                                                                 -----------       -----------       -----------       -----------
NET INCOME                                                       $    82,604       $   102,452       $   123,789       $   265,330
                                                                 ===========       ===========       ===========       ===========

Basic income per common share                                    $      0.34       $      0.42       $      0.51       $      1.10
                                                                 ===========       ===========       ===========       ===========
Diluted income per common share                                  $      0.34       $      0.42       $      0.51       $      1.10
                                                                 ===========       ===========       ===========       ===========

Shares used in basic net income per share                            241,551           241,066           241,411           240,932
Shares used in diluted net income per share                          241,759           241,583           241,756           241,499

*  Restated

                                     (more)

                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)

The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

                                                                                     Three Months Ending      Nine Months Ending
                                                                                     September 30, 2004       September 30, 2004
                                                                                     ------------------       ------------------
                                                                                                     EPS                      EPS
                                                                                                     ---                      ---
Net income, excluding special charges                                                  $ 82,604       604      $ 123,789      789
Diluted income per common share, excluding special items                                           $ 0.34                  $ 0.51
SPECIAL ITEMS:
     Excess purchase commitment (cost of goods sold)                                     (8,726)    (0.04)        (8,902)   (0.04)
     Writeoff of acquisition related inventory step-up/recall (cost of goods sold)            -         -         (4,586)   (0.02)
     Special legal and professional fees (selling, general, and administrative)          (3,479)    (0.01)       (14,165)   (0.06)
     In-process research and development (other operating costs and expenses)           (17,145)    (0.07)       (17,145)   (0.07)
     Medicaid related charge(other operating costs and expenses)                              -         -        (65,000)   (0.27)
     Transaction costs (other operating costs and expenses)                              (2,787)    (0.01)        (5,913)   (0.02)
     Intangible asset impairment (other operating costs and expenses)                   (97,320)    (0.40)      (132,257)   (0.55)
     Restructuring charges (other operating costs and expenses)                          (4,674)    (0.02)       (10,828)   (0.04)
     Special gains on disposition (other operating costs and expenses)                    5,245      0.02          9,524     0.04
     Valuation charge - convertible notes receivable (other expenses)                        --        --         (2,887)   (0.01)
     Write down of investment                                                            (6,520)    (0.03)        (6,520)   (0.03)
     Loss from discontinued operations                                                   (6,996)    (0.03)      (172,310)   (0.71)
Income tax benefit                                                                       51,784      0.22        132,184     0.55
                                                                                      ---------                ---------
Net income (loss)                                                                      $ (8,014)               $(175,016)
                                                                                      =========   -------      =========   ------
Diluted loss per common share, as reported under GAAP                                              $(0.03)                 $(0.72)
                                                                                                  =======                  ======

                                                                                      Three Months Ending     Nine Months Ending
                                                                                       September 30, 2003     September 30, 2003
                                                                                       ------------------     ------------------
                                                                                                       EPS                    EPS
                                                                                                       ---                    ---
Net income, excluding special charges                                                 $ 102,452               $ 265,330
Diluted income per common share, excluding special items                                            $ 0.42                  $ 1.10
SPECIAL ITEMS:
     Writeoff of acquisition related inventory step-up/recall (cost of goods sold)         (663)     (0.00)      (6,460)     (0.03)
     Special legal and professional fees (selling, general, and administrative)          (7,912)     (0.03)     (22,208)     (0.09)
     In-process research and development (other operating costs and expenses)                --         --     (193,000)     (0.80)
     Intangible asset impairment (other operating costs and expenses)                        --         --     (110,970)     (0.46)
     Special gains on disposition (other operating costs and expenses)                   10,312       0.04       10,312       0.04
     Valuation benefit - convertible notes receivable (other income)                      9,338       0.04       24,952       0.10
     Loss from discontinued operations                                                   (5,021)     (0.02)      (6,373)     (0.02)
Income tax (expense) benefit                                                             (2,141)     (0.01)     101,057       0.42
                                                                                      ----------               --------
Net income                                                                            $ 106,365*               $ 62,640*
                                                                                      ==========   -------     ========     ------
Diluted income per common share, as reported under GAAP                                             $ 0.44*                 $ 0.26*
                                                                                                   =======                  ======

* Restated

                                     (more)

                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004
                 AND THE THIRD QUARTER ENDED SEPTEMBER 30, 2003

King recorded special items during the third quarter ending September 30, 2004, the net of which resulted in a charge totaling $142.4 million, or $90.6 million net of tax. More specifically, special items during the third quarter of 2004 include:

- a $97.3 million charge primarily related to the Company's decision to discontinue the Sonata(R) MR clinical development program;

- a charge of $17.1 million for in-process research and development associated with King's entry into a strategic alliance with Palatin;

- an $8.7 million charge primarily related to excess purchase commitments for Lorabid(R);

-        a charge of $7.0 million resulting from discontinued operations;

- a $6.5 million charge to reflect a decline in the fair value, which is other than temporary, of its equity investment in Novavax;

- a charge of $4.7 million primarily associated with the Company's decision to discontinue some relatively insignificant products associated with the Company's Meridian business;

- a charge of $2.8 million for professional fees and expenses associated with the Company's terminated merger agreement with Mylan;

- a $3.5 million charge primarily for professional fees associated with ongoing investigations of the Company by the SEC and OIG; and

- income in the amount of $5.2 million primarily due to a gain on the sale of all rights to Estrasorb(R) and all convertible notes of Novavax previously held by the Company.

During the quarter ending September 30, 2003, King recorded special items resulting in net revenue of $6.1 million, or $3.9 million net of tax, primarily due to a gain on the sale of the Company's animal health products, income resulting from a decrease in the valuation allowance for Novavax convertible notes then held by the Company, and a charge for professional fees associated with ongoing investigations of the Company by the SEC and OIG.

                                     (more)

                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 2003

King recorded special items during the nine months ending September 30, 2004, the net of which resulted in a charge totaling $431.0 million, or $298.8 million net of tax. More specifically, special items during the nine months of 2004 include:

- a $172.3 million charge to reflect the loss from discontinued operations;

- a $132.3 million intangible asset impairment primarily related to the Company's decision to discontinue the Sonata(R) MR clinical development program;

- a $65.0 million charge primarily related to the Company's estimate of the interest, costs, fines, penalties and all other amounts in excess of the $65.4 million King previously accrued for purposes of resolving the ongoing investigations of the Company by the SEC and OIG;

- a $17.1 million charge related to in-process research and development associated with King's entry into a strategic alliance with Palatin to jointly develop and commercialize PT-141;

- a $14.2 million charge primarily related to professional fees associated with ongoing investigations involving the SEC and OIG;

- a $10.8 million charge primarily due to the relocation of the Company's sales and marketing operations from Bristol, Tennessee to Princeton, New Jersey and separation agreements with several executives;

- an $8.9 million charge primarily related to excess purchase commitments for Lorabid(R);

- a $6.5 million charge to reflect a decline in the fair value, which is other than temporary, of its equity investment in Novavax;

- a charge of $5.9 million for professional fees and expenses associated with the Company's terminated merger agreement with Mylan;

- a $4.6 million charge primarily related to the recall of certain lots of Levoxyl(R);

- a charge of $2.9 million due to an increase in the valuation allowance for Novavax convertible notes previously held by the Company; and

- income in the amount of $9.5 million due to gains resulting from the sale of all rights to Estrasorb(R) and some of the Company's smaller products.

During the nine month period ending September 30, 2003, King recorded special items resulting in a net charge of $303.7 million, or $202.7 million net of tax, primarily due to charges for acquired in-process research and development, professional fees associated with ongoing government investigations of the Company, a product recall, a decrease in the valuation allowance for Novavax convertible notes then held by the Company, and an intangible asset impairment charge.

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        KING PHARMACEUTICALS - 501 FIFTH STREET, BRISTOL, TENNESSEE 37620